Exhibit 99.1


DON P. WYSE DECLINES OFFER TO JOIN THE BOARD OF YP CORP.


MESA, Ariz.--(BUSINESS WIRE)--May 29, 2004--YP Corp., (OTCBB:YPNT - News) a
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leading provider of Internet-based yellow pages and related services, announced today that Don P. Wyse declined the offer to join the Board of YP.

Mr. Wyse stated, "The uncertainties connected with the recent events at YP compel me to step away from this opportunity. I wish the company well and regret that I cannot be in a position to help."


About YP Corp.

YP Corp., a leading provider of Internet-based Yellow Pages services, offers an Internet Advertising Package(TM) ("IAP") that includes a Mini-WebPage(TM) and Preferred Listing through its Yellow Pages web site at www.YP.Com. The Company's web site contains listings for approximately 18 million businesses in the United States and 150 million individuals in the United States and Canada. As of March 31, 2004, YP Corp. had approximately 305,000 IAP advertisers.

YP Corp. also provides an array of other Internet services that complement its Yellow Pages web site, including an Internet Dial-Up Package(TM) (dial-up Internet access) and QuickSite(TM) (web site design & hosting services).

YP Corp. is a longstanding member, exhibitor and sponsor of the two major Yellow Pages trade associations -- Yellow Page Integrated Media Association "YPIMA," the major trade association of Yellow Pages publishers throughout the world, and the Association of Directory Publishers "ADP," which mostly represents independent Yellow Pages publishers.

Forward-Looking Disclaimer

This press release includes statements that constitute "forward-looking statements," which are often characterized by the terms "may," "believes," "projects," "expects," or "anticipates," and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to, the Company's continued growth, progress and rise. Forward-looking statements involve risks, uncertainties and other factors that may cause actual results, performance or achievements of YP Corp. and its subsidiary to be materially different from those expressed or implied by such forward-looking statements.

Factors that may affect forward-looking statements and the Company's business generally include but are not limited to: (i) the challenges and impact the Company will face as a result of the indictment of its former CEO, Angelo Tullo;
(ii) the success of existing competitors and the introduction of new competitors in the market; (iii) the impact of existing or new regulation on the Company's marketing and solicitation efforts; (iv) risk factors and cautionary statements made in the Company's Annual Report on Form 10-KSB for the period ended September 30, 2003; and (v) other factors that YP Corp. is currently unable to identify or quantify, but may exist in the future.

Forward-looking statements speak only as of the date the statement was made. YP Corp. does not undertake and specifically declines any obligation to update any forward-looking statements.


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